Mr. Urstadt is the direct beneficial owner of 127,550 shares of Class A Common Stock, including the 37,500 restricted shares referenced in Footnote (3).  He is the indirect beneficial owner of 160,000 shares of Class A Common Stock, of which 10,000 shares are owned beneficially and of record by Elinor F .Urstadt, Mr. Urstadt’s wife, 10,000 shares are owned by Urstadt Property Company, Inc. (“UPCO”), a Delaware corporation of which Mr. Urstadt is a controlling shareholder, 40,000 shares are held of record by Urstadt Realty Associates Co LP, a Delaware limited partnership, of which UPCO is the general partner and Mr. Urstadt, Mrs. Urstadt, the Catherine U. Biddle Irrevocable Trust and the Charles D. Urstadt Irrevocable Trust (for each of which trusts Mr. Urstadt is the sole trustee) are the limited partners, and 100,000 shares are held of record by the Urstadt Conservation Foundation (the “Foundation”), of which Mr. Urstadt and Mrs. Urstadt are the sole trustees.  Mr. Urstadt disclaims beneficial ownership of any shares owned by the Foundation.